UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report: September 29, 2010
(Date of Earliest Event Reported)

NATIONAL HOLDINGS CORPORATION
(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	001-12629 (Commission File Number)	36-4128138 (I.R.S. Employer Identification No.)

120 Broadway, 27th Floor, New York, NY  10271
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (212) 417-8000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                      Entry into a Material Definitive Agreement.

On September 29, 2010, National Holdings Corporation (the “Company,” “we” or “us”) entered into a Securities Purchase Agreement (the “Purchase Agreement”), by and between the Company and certain investors (the “Investors”) led by Opus Point Partners (the “Lead Investor”), pursuant to which the Company completed a private placement of its securities (the “Financing”).   As part of this transaction, Michael Weiss, a principal of the Lead Investor, has been designated as the Lead Investor’s nominee to the Board of Directors and Chairman of the Board, and Paul J. Coviello, the manager of one of the investors in the Financing, was elected to the Board of Directors.

In connection with the Financing, we sold to the Investors an aggregate of 60,000 shares of our newly created Series D Convertible Preferred Stock, par value $0.01 per share (the “Series D Preferred Stock”) at a purchase price of $50.00 per share, and warrants (the “Warrants”) to purchase an aggregate of 6,000,000 shares of our common stock, par value $0.02 per share (the “Common Stock”) for an aggregate purchase price of $3,000,000.  The Company and the Investors also entered into a Registration Rights Agreement (the “Registration Rights Agreement”) in connection with the private placement.

In connection with the issuance of the securities referenced herein, National Securities Corporation, a wholly-owned subsidiary of the Company and the placement agent of the private placement, received cash commissions equal to six (6%) percent of the gross amount sold ($180,000).

Series D Preferred Stock

In connection with the private placement, the Company designated 100,000 shares of its blank check preferred stock as “Series D Preferred Stock” by filing a Certificate of Designation (the “Certificate of Designation”) with the Secretary of State of Delaware establishing the Series D Preferred Stock.  A total of 60,000 shares of Series D Preferred Stock were issued at $50.00 per share (the “Series D Preferred Stock Price”).

Each share of Series D Preferred Stock is convertible, at the option of the holder thereof, at any time after the date of issuance, into such number of shares of Common Stock as is determined by dividing the Series D Preferred Stock Price by the Series D Conversion Price, which is initially $0.50 (i.e, each share is convertible into approximately 100 shares of Common Stock).  Accordingly, the 60,000 shares of Series D Preferred Stock sold in the private placement are initially convertible into a total of 6,000,000 shares of Common Stock.  From the date of the Purchase Agreement until March 31, 2011(the “Participation Period”), the conversion price of the Series D Preferred Stock is subject to full-ratchet price protection in the event the Company issues or sells, or is deemed to have issued or sold, subject to certain standard exceptions, any shares of its Common Stock for consideration per share less than the conversion price of the Series D Preferred Stock then in effect.  In addition, the Series D Conversion Price may be adjusted to reflect subdivisions or combinations of our Common Stock such as through stock splits, dividends, distributions and similar adjustments to our capital stock.

During the Participation Period, the holders of the Series D Preferred Stock have a right of co-sale in the event the Company enters into a equity or equity-linked capital raising transaction with a third party in excess of $3 million.  In such an event, should such right of co-sale be accepted by the holders of the Series D Preferred Stock, such holders will have the right to sell their shares of Series D Preferred Stock (the “Conversion Shares”) to such third party and receive the following consideration; (i) during the ninety day period following the date of the Purchase Agreement (the “First Period”) $0.75 per Conversion Share; (ii) during the ninety day period following the First Period (the “Second Period”) $1.00 per Conversion Share; (iii) during the ninety day period following the Second Period (the “Third Period”) $1.25 per Conversion Share; and (iv) during the period following the Third Period until the expiration of the Participation Period (the “Final Period”) $1.50 per Conversion Share.

The holders of Series D Preferred Stock generally have the right to vote on any matter with the holders of Common Stock, the Company’s Series A Preferred Stock and the Company’s Series C Preferred Stock on an “as converted” basis (less one share of Common Stock) and are entitled to certain protective provisions pursuant to which the majority of the Series D Preferred Stock have the right to approve certain actions as further described in the Certificate of Designation. The shares of Series D Preferred Stock are not entitled to receive any dividends.

In the event of any liquidation, dissolution or winding up of the Company, either voluntary or involuntary, after payment to the holders of the Series A Preferred Stock, the holders of the Series D Preferred Stock will be entitled to receive, on a pari passu basis with the Series C Preferred Stock and any class or series of capital stock of the Company created specifically ranking, by its terms, on parity with the Series D Preferred Stock, and prior and in preference to any distribution of any of the assets or surplus funds of the Company to the holders of the Common Stock, an amount equal to the Series D Preferred Stock Price then held by them.

Warrants

In connection with the private placement, the Company issued Warrants to purchase a total of 6,000,000 shares of Common Stock. Each Warrant has an exercise price of $0.50 per share and vests 33% on the date of grant and 33% on each of the first and second anniversaries of the date of grant.  Each tranche of warrants expires five years from the date of vesting. Until March 31, 2011, the exercise price of the Warrants is subject to full-ratchet price protection in the event of the Company issues or sells, or is deemed to have issued or sold, subject to certain standard exceptions, any shares of its Common Stock for consideration per share less that the exercise price of the Warrants then in effect.  In addition, the number of shares of Common Stock subject to each Warrant is subject to adjustment in the event of stock splits, dividends, distributions and similar adjustments to our capital stock.

Registration Rights Agreement

We entered into a Registration Rights Agreement with the Investors in connection with the private placement.    Pursuant to the terms of the Registration Rights Agreement, in the event that the Company receives written requests, from any Investor or Investors of not less than twenty percent (20%) of the registrable securities then outstanding, calling upon the Company to effect a registration on Form S-3 and the Company or successors thereto is a registrant entitled to use Form S-3 to register such registrable securities, the Company has agreed to us its best efforts to promptly register such securities.  In addition, we have granted the Investors certain “piggy-back” registration rights, subject to previously granted registration rights and SEC rules.  There are no liquidated damages or penalties for failure to register the securities.

The description of the Purchase Agreement, the Registration Rights Agreement, the Certificate of Designation, and the terms of the Series D Preferred Stock and Warrants issued in the private placement, contained in this Item 1.01 is a summary and is qualified in its entirety by reference to the copies of the Certificate of Designation attached as Exhibit 3.10 hereto, the form of Warrant attached as Exhibit 4.10 hereto, the Purchase Agreement attached hereto as Exhibit 10.37 and the Registration Rights Agreement attached hereto as Exhibit 10.38, each of which is incorporated herein by reference.

Waiver by Series C Holders

In connection with the private placement, the holders of the Company’s Series C Preferred Stock waived certain rights under the purchase agreement with the Company in consideration of  being issued warrant to purchase an aggregate of 250,000 share of the Company’s common stock at an exercise price of $0.50 per share on a pro rata basis.

Leonard J. Sokolow, Christopher Dewey, Frank S. Plimpton, Marshall S. Geller, the Co-Founder and Senior Managing Partner of St. Cloud, and Robert Lautz, a Managing Director of St. Cloud, are each members of the Board and holders of Series C Preferred Stock.

Item 3.02                  Unregistered Sales of Equity Securities.

The information set forth in Item 1.01 hereof is incorporated herein by reference.

In connection with the issuance of the securities referenced herein, National Securities Corporation, a wholly-owned subsidiary of the Company, received cash commissions equal to six (6%) percent of the gross amount sold ($180,000).

The issuance and sale of the securities in the private placement is exempt from registration under the Securities Act of 1933 pursuant to Regulation D and Rule 506 promulgated thereunder. We have furnished certain information to the Investors as required by Regulation D, and the Investors have provided certain representations to us evidencing that it is an “accredited investor” as defined in Regulation D. We have not engaged in general solicitation or advertising with regard to the private placement and have not offered securities to the public in connection with the private placement.

Item 5.02                   Departure of Directors or Certain Officers; Election of Directors; Appointment ofCertain Officers; Compensatory Arrangements of Certain Officers.

Effective September 29, 2010, as part of the conditions of the Offering, Paul J. Coviello, a founder and CEO of one of the Investors, was elected to the Board of Directors as a Class I director and as Chairman of the Board.

Mr. Coviello, is the founder and CEO of Linden Asset Management, Inc. and has been in the investment advisory business for over 29 years. During this time, Mr. Coviello organized Linden Growth Partners LP, Linden Global Partners Ltd and Linden Community Bancshares, LP. In 2001, he participated in the organization of the newly created Landmark Bank where he currently serves on the Board of Directors. Mr. Coviello had the honor of speaking on the alternative energy panel at the Hedge Funds World Middle East 2007 Conference. Mr. Coviello is a graduate of Wilkes University with a Bachelors degree in economics. He attended the graduate economics program at the State University of New York and completed the Harvard Business School's private equity and venture capital program.

In addition, Michael S. Weiss is the Lead Investor’s nominee to serve as a director and the non-executive Chairman of the Board of the Company, which election will be effective upon Mr. Weiss’ written consent.

Michael Weiss began his professional career as a lawyer at Cravath, Swaine & Moore. From 1993 through 1999, he co-managed the Aries Funds. In 1999, Mr. Weiss founded Access Oncology which was later acquired by Keryx Biopharmaceuticals (NASDAQ: KERX) in 2004.  Following the merger, Mr. Weiss remained as CEO of Keryx until April, 2009.  Mr. Weiss earned his B.S. in Finance from The University at Albany and his J.D. from Columbia Law School.

Fop a description of any material plan, contract or arrangement to which Mr. Coviello and/or Mr. Weiss is a party to, see Item 1.01 above.

Item 9.01	Financial Statements and Exhibits.

(c)  Exhibits.

Exhibit

3.10	Certificate of Designation of Series D Preferred Stock.

4.10	Form of Warrant, dated October 5 2010.

4.11	Form of Series C Warrant, dated October 5, 2010.

10.37	Securities Purchase Agreement, dated September 29, 2010, by and between the Company and the Investors signatory thereto.

10.38	Registration Rights Agreement dated as of September 29, 2010 by and between the Company and the Investors signatory thereto.

SIGNATURES

               Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

NATIONAL HOLDINGS CORPORATION

	By:	/S/ MARK GOLDWASSER
Mark Goldwasser
President and Chief Executive Officer
Dated: October 5, 2010